Exhibit 4.29

BỘ TÀI NGUYÊN VÀ MÔI TRƯỜNG

Số: 565/GP-BTNMT

CỘNG HOÀ XÃ HỘI CHỦ NGHĨA VIỆT NAM
Độc lập - Tự do - Hạnh phúc

Hà Nội, ngày 25 tháng 4 năm 2012

BỘ TRƯỞNG BỘ TÀI NGUYÊN VÀ MÔI TRƯỜNG

Căn cứ Luật Khoáng sản số 60/2010/QH12 ngày 17 tháng 11 năm 2010;

Căn cứ Nghị định số 15/2012/NĐ-CP ngày 09 tháng 3 năm 2012 của Chính phủ quy định chi tiết thi hành một số điều của Luật khoáng sản;

Căn cứ Nghị định số 25/2008/NĐ-CP ngày 04 tháng 3 năm 2008 của Chính phủ quy định chức năng, nhiệm vụ, quyền hạn và cơ cấu tổ chức của Bộ Tài nguyên và Môi trường và Nghị định số 89/2010/NĐ-CP ngày 16 tháng 8 năm 2010 của Chính phủ sửa đổi, bổ sung Điều 3 Nghị định số 25/2008/NĐ-CP ngày 04 tháng 3 năm 2008;

Căn cứ Chỉ thị số 02/CT-TTg ngày 09 tháng 01 năm 2012 của Thủ tướng Chính phủ về việc tăng cường công tác quản lý nhà nước đối với các hoạt động thăm dò, khai thác, chế biến, sử dụng và xuất khẩu khoáng sản;

Căn cứ Quy hoạch phân vùng thăm dò, khai thác, chế biến và sử dụng quặng vàng, đồng, niken, molipđen Việt Nam đến năm 2015, có xét đến năm 2025 được Bộ trưởng Bộ Công Thương phê duyệt tại Quyết định số 11/2008/QĐ-BCT ngày 05 tháng 6 năm 2008;

Căn cứ Quyết định số 53/QĐ-HĐTL/CĐ ngày 14 tháng 7 năm 2008 và Quyết định số 737/QĐ-HĐTLKS ngày 22 tháng 7 năm 2010 của Hội đồng Đánh giá trữ lượng khoáng sản về việc công nhận kết quả chuyển đổi cấp trữ lượng và cấp tài nguyên khu vực Bãi Đất và Bãi Gõ, mỏ vàng Đăk Sa, huyện Phước Sơn, tỉnh Quảng Nam và về việc phê duyệt trữ lượng vàng và các thành phần có ích đi kèm trong "Báo cáo thăm dò vàng gốc tại khu vực Phước Sơn, xã Phước Đức và xã Phước Xuân, huyện Phước Sơn, tỉnh Quảng Nam";

Căn cứ Quyết định số 1698/QĐ-BTNMT ngày 29 tháng 11 năm 2004 của Bộ Tài nguyên và Môi trường về việc phê duyệt Báo cáo đánh giá tác động môi trường Dự án "Khai thác mỏ vàng Đăk Sa" huyện Phước Sơn, tỉnh Quảng Nam; Quyết định số 910/QĐ-BTNMT ngày 24 tháng 5 năm 2010 của Bộ Tài nguyên và Môi trường về việc phê duyệt báo cáo đánh giá tác động môi trường của Dự án "Khai thác mỏ vàng Đăk Sa - Hạng mục Nhà máy tuyển luyện vàng Đăk Sa, tỉnh Quảng Nam;

Căn cứ ý kiến của Uỷ ban nhân dân tỉnh Quảng Nam tại Công văn số 1784/UBND-KTN ngày 22 tháng 6 năm 2006 xác nhận khu vực mỏ vàng Đăk Sa không thuộc khu vực cấm hoạt động khoáng sản; Giấy chứng nhận đầu tư số

3

khu 5 kiểm tra tại thực địa, xác định toạ độ, mặt bằng khai thác, độ sâu khai thác và cắm mốc giới phạm vi khu vực cho phép khai thác; rà phá bom mìn và thực hiện các thủ tục chuyển đổi mục đích sử dụng đất theo quy định của pháp luật.

4. Phải thực hiện đầy đủ nội dung Báo cáo đánh giá tác động môi trường Dự án "Khai thác mỏ vàng Đăk Sa" huyện Phước Sơn, tỉnh Quảng Nam và Báo cáo đánh giá tác động môi trường của Dự án "Khai thác mỏ vàng Đăk Sa - Hạng mục Nhà máy tuyển luyện vàng Đăk Sa, tỉnh Quảng Nam đã được Bộ Tài nguyên và Môi trường phê duyệt và các quy định của pháp luật về bảo vệ môi trường; nộp tiền ký quỹ phục hồi môi trường theo quy định.

5. Trong quá trình khai thác, phải thực hiện đúng và đầy đủ các phương pháp, quy trình kỹ thuật, bảo đảm an toàn kỹ thuật, an toàn công trình mỏ, an toàn vật liệu nổ công nghiệp; phải có các biện pháp phòng, chống các sự cố, bảo đảm an toàn lao động và các quy định khác có liên quan về an toàn trong khai thác hầm lò;

Phải thu hồi tối đa sản phẩm khai thác từ mỏ vàng và các sản phẩm khác (nếu có); báo cáo đúng sản lượng khai thác, chế biến, sử dụng khoáng sản từ mỏ vàng cho cơ quan nhà nước có thẩm quyền;

Việc quản lý, sử dụng các sản phẩm khai thác, chế biến, phải thực hiện theo các quy định của pháp luật hiện hành.

6. Thường xuyên thực hiện việc kiểm soát các khu vực khai thác, chế biến, các công trình phụ trợ và các khu vực khác có liên quan; bảo vệ tài nguyên khoáng sản, bảo đảm an toàn, trật tự mỏ theo quy định;

Trường hợp có dấu hiệu không đảm bảo an toàn theo quy định, phải dừng ngay hoạt động khai thác, chế biến, đồng thời có biện pháp khắc phục kịp thời và báo cáo ngay bằng văn bản cho cơ quan nhà nước có thẩm quyền để xử lý theo quy định của pháp luật.

7. Thực hiện việc đóng cửa mỏ; phục hồi môi trường, đất đai sau khai thác; báo cáo định kỳ trong hoạt động khoáng sản theo quy định của pháp luật về khoáng sản và các quy định khác có liên quan.

Điều 3. Hoạt động khai thác quặng vàng theo Giấy phép này, ***Công ty trách nhiệm hữu hạn Vàng Phước Sơn*** chỉ được phép tiến hành sau khi đã thực hiện đầy đủ các quy định của pháp luật có liên quan và các quy định tại Giấy phép này; có Quyết định cho thuê đất của cơ quan quản lý nhà nước có thẩm quyền theo quy định của pháp luật; thực hiện việc ký quỹ để phục hồi môi trường trong khai thác khoáng sản; nộp cho Tổng cục Địa chất và Khoáng sản, Sở Tài nguyên và Môi trường tỉnh Quảng Nam, Sở Công Thương tỉnh Quảng Nam hồ sơ thiết kế mỏ được cấp có thẩm quyền phê duyệt theo quy định; đăng ký ngày bắt đầu xây dựng cơ bản mỏ, ngày hoạt động sản xuất kinh doanh,

5

BỘ TÀI NGUYÊN VÀ MÔI TRƯỜNG

TOẠ ĐỘ KHU VỰC MỎ VÀNG ĐĂK SA, XÃ PHƯỚC ĐỨC, HUYỆN PHƯỚC SƠN, TỈNH QUẢNG NAM

(Phụ lục kèm theo Giấy phép khai thác khoáng sản số 565/GP-BTNMT ngày 25 tháng 4 năm 2012 của Bộ Tài nguyên và Môi trường)

1. Khu Bãi Đất: 4,28 ha

Điểm góc	X (m)	Y (m)	Điểm góc	X (m)	Y (m)
1	1709 752	792 009	16	1709 551	792 154
2	1709 746	792 128	17	1709 537	792 159
3	1709 704	792 156	18	1709 510	792 149
4	1709 670	792 197	19	1709 527	792 132
5	1709 670	792 206	20	1709 537	792 087
6	1709 666	792 202	21	1709 541	792 085
7	1709 646	792 228	22	1709 549	792 080
8	1709 604	792 262	23	1709 548	792 061
9	1709 581	792 263	24	1709 560	792 060
10	1709 532	792 252	25	1709 573	792 061
11	1709 511	792 244	26	1709 597	792 034
12	1709 488	792 221	27	1709 621	792 040
13	1709 487	792 196	28	1709 663	791 963
14	1709 526	792 164	29	1709 662	792 008
15	1709 551	792 179	30	1709 692	791 973

2. Khu Bãi Gõ: 3,67 ha

Điểm góc	X (m)	Y (m)	Điểm góc	X (m)	Y (m)
31	1708 839	791 795	41	1708 559	791 841
32	1708 775	791 805	42	1708 638	791 801
33	1708 728	791 855	43	1708 671	791 819
34	1708 731	791 893	44	1708 715	791 765
35	1708 712	791 942	45	1708 639	791 695
36	1708 694	791 970	46	1708 670	791 649
37	1708 616	791 922	47	1708 740	791 697
38	1708 606	791 919	48	1708 775	791 680
39	1708 569	791 899	49	1708 794	791 744
40	1708 554	791 868			

(Hệ tọa độ VN-2000, kinh tuyến trục 105, múi chiếu 6^0)

MINISTRY OF NATURAL RESOURCES AND ENVIRONMENT No. 565/GP-BTNMT	THE SOCIALIST REPUBLIC OF VIETNAM Independence – Freedom – Happiness

 Hanoi, 25 April, 2012

MINISTER OF NATURAL RESOURCES AND ENVIRONMENT

- Pursuant to Mineral Law No. 60/2010/QH12 dated 17 Nov, 2010;

- Pursuant to Decree No. 15/2012/ND-CP dated 09 March, 2012 of Government instructing implementation of some Articles of the Mineral Law;

- Pursuant to Decree No. 25/2008/ND-CP dated 04 March, 2008 of Government specifying functions, task, authority and organization structure of Ministry of Natural resources and environment and Decree No. 89/2010/NĐ-CP dated 16 August, 2010 of Government complementing Article 3 of Decree 25/2008/ND-CP dated 04 March, 2008;

- Pursuant to Directive No. 02/CT-TTg dated 09 Jan, 2012 of Prime Minister about strengthening the State management of exploration, mining, minerals processing, minerals use and minerals exporting;

- Pursuant to Vietnam delineating plan for exploration, mining, minerals processing and use of gold, cooper, nickel, molybdenum up to 2015, in consideration up to 2025, approved by Minister of Industry and Trade by The Decision No. 11/2008/QD-BCT dated 05 June, 2008.

- Pursuant to Decision No. 53/QD-HDTL/CD dated 14 July, 2008 and decision No. 737/QD-HDTLKS dated 22 July, 2010 of Minerals Resource Evaluation Board recognizing the reserve and resource level of Bai Dat and Bai Go areas, Daksa gold mine, Phuoc Son district, Quang Nam province and approving gold and useful associated minerals as per “Gold exploration report in Phuoc Son area, Phuoc Duc and Phuoc Xuan communes, Phuoc Son district, Quang Nam province”.

- Pursuant to The Decision No. 1698/QD-BTNMT dated 29 Nov, 2004 of Ministry of Natural Resources and Environment approving Environment Impact Assessment of “Daksa Gold mine – Daksa gold processing project”;

- Pursuant to the opinions of Quang Nam People’s Committee in correspondence No. 1784/UBND-KTN dated 22 June, 2006 confirming that Daksa gold mine area is not forbidden to operate minerals activities; The Investment Certificate No. 331022000010 reissued on 08 July, 2008, The firstly adjusted Investment Certificate issued on 05 Jan, 2011, the second adjustment issued on 04 March, 2010 of Quang Nam People’s Committee for mining and processing in Daksa gold mine, Phuoc Duc commune, Phuoc Son district, Quang Nam province to Phuoc Son Gold Company Limited;

In consideration of application made by Phuoc Son gold Co., Ltd to mine Daksa gold mine, Phuoc Duc  commune, Phuoc Son district, Quang Nam province submitted to General Department of Geology and Mineral dated 06 June, 2011 and complementation dated 23 March, 2012.

At the proposal of Director of General Department of Geology and Minerals.

DECISION

Article 1. To allow Phuoc Son Gold Company Limited to mine ores with underground method to level +395m at the resource block leveled 122 of Bai Go and Bai Dat areas, Dak Sa gold mine, Phuoc Duc commune, Phuoc Son district, Quang Nam province with the following basic contents:

1. Mining area: 7.95 hectares (seven point ninety five hectares) including 4.28 hectares in Bai Go, 3.67 hectares in Bai Dat, based on the map number D-48-24-A in VN-2000 system, scale 1/50,000, surrounded by the corner points with coordinates as set out in Appendix attached here in;

2. Geological resource: 502,788 tons of gold ore;

3. Mining resource: 478,846 tons of gold ore;

4. Mining capacity: 100,000 tons of gold ore per year;

5. Mining time: 05 years since the signing date of this License.

Article 2: Phuoc Son Gold Company Limited shall:

1. To mine gold ore according coordinates, areas, depth, resource, capacity as set out in Article 1 of this License.

2. To pay the mining right granting fee for the granted geological resource as set out in Article 1 of this License within 90 days since receipt of notice from government authority.

3. Before starting to mine, PSGC shall submit a mine design that is made, evaluated, approved according to the regulations of current laws to the government authority as regulated; Making reports to Quang Nam people’s Committee, Quang Nam Department of forestry, Song Thanh natural reservation management board, the military high command Zone 5 to conduct field survey, determine the coordinates and mining ground, mining depth and demarcate the licensed mining areas; clear bombs and process procedure to change land use purpose according to the relevant laws.

4. Fully complete contents of Environment Impact Assessment (EIA) of “Daksa Gold mine project” Phuoc Son district, Quang Nam province and EIA of “Daksa gold mine processing plant project” Quang Nam province that approved by Ministry of Natural Resources and Environment and follow the legal regulations of environment protection; pay environment recovery deposit based on the current regulations.

5. During the mining process, PSGC shall fully and exactly implement methods, technical process, ensure technical safety, mine engineering safety, explosive materials safety; shall impose measurement to prevent, solve accident, ensure occupational safety and follow the other related safety regulations for underground mining;

To optimize gold product mined from the underground mine as well as other associated product (if any); make reports exactly to government authority about mined, processed, used resource from the mine;

Management and use of mined, processed product shall comply to the regulation of applicable laws.

6. Regularly monitoring the mining, processing areas, subsidiary construction and other related areas; protect minerals resource, ensure the safety, the order of the licensed mine according to the legal regulations;

In case of unsafe situation during mining based on the regulations, PSGC shall immediate stop mining, processing activities, at the same time shall impose resolving measurement and report in writing to the government authority to resolve as stipulated by Laws.

7. Comply to procedure to close the mine; recover environment, land after mining; Make regular reports on the mining activities as stipulated by Laws and other related regulation.

Article 3: Based on The mining activity according to this License, PSGC shall be allowed to conduct mining activities only after full compliance to the relevant laws and regulations to this License; the Decision of land lease permission of government authority according to the legal regulations; make environment recovery deposit in mining activities; submit mine design approved by the government authority according to regulations to General Department of Geology and Minerals, Quang Nam Department of Natural Resource and Environment of, Quang Nam Department of Industry and Trade; register mine construction commencement date, date of business activity, notice about mine manager, mining plan, processing plan to the government authority according to the legal regulations.

In case PSGC violates the regulation of Minerals Law and the relevant legal documents or does not fulfill its obligation set out in this mining license, this license will be withdrawn and as regulated by the Mineral Law. Additionally, PGGC shall be responsible about relevant issues by Laws.

Article 4.This mining license replaces the mining license No. 116/GP-BTNMT dated 23 January, 2006 and the Mining License No. 1553/GP-BTNMT dated 13 Aug, 2009 of Ministry of Natural resource and Environment.

Signed on behalf of the Minister

Vice Minister

Nguyen Linh Ngoc

This license is registered to the General Department of Minerals and Geology at the state level.

Register No. 02-2012/DK-KT

Hanoi, May 08, 2012

Head of General Department

(Signed and Sealed)

MINISTRY OF NATURAL RESOURCES AND ENVIRONMENT

COORDINATES DAKSA MINE AREA IN PHUOC DUC COMMUNE, PHUOC SON DISTRICT, QUANG NAM PROVINCE

(Attachment of Mining License No. 565/GP-BTNMT dated 25 April, 2012 of Ministry of Natural Resource and Environment)

1.	Bai Dat area: 4.28 ha

Conner point	X (m)	Y (m)	Conner point	X (m)	Y (m)
1	1709752	792009	16	1709551	792154
2	1709746	792128	17	1709537	792159
3	1709704	792156	18	1709510	792149
4	1709670	792197	19	1709527	792132
5	1709670	792206	20	1709537	792087
6	1709666	792202	21	1709541	792085
7	1709646	792228	22	1709549	792080
8	1709604	792262	23	1709548	792061
9	1709581	792263	24	1709560	792060
10	1709532	792252	25	1709573	792061
11	1709511	792244	26	1709597	792034
12	1709488	792221	27	1709621	792040
13	1709487	792196	28	1709663	791963
14	1709526	792164	29	1709662	792008
15	1709551	792179	30	1709692	791973

2.	Bai Go area: 3.67 ha

Conner point	X (m)	Y (m)	Conner point	X (m)	Y (m)
31	1708839	791795	41	1708559	791841
32	1708775	791805	42	1708638	791801
33	1708728	791855	43	1708671	791819
34	1708731	791893	44	1708715	791765
35	1708712	791942	45	1708639	791695
36	1708694	791970	46	1708670	791649
37	1708616	791922	47	1708740	791697
38	1708606	791919	48	1708775	791680
39	1708569	791899	49	1708794	791744
40	1708554	791868

(VN-2000 coordinate system, meridian line 105, latitude 6º)